Exhibit 21.1

Invitrogen Corporation Subsidiaries

All Subsidiaries are 100% owned by Invitrogen Corporation unless otherwise noted.

Asia Pacific
Subsidiary
Australia
Invitrogen Australia Pty Limited
Hong Kong
Invitrogen Hong Kong Limited
India
Invitrogen BioServices India Private Limited
Israel
Ethrog Biotechnology Ltd.
Japan
Invitrogen Japan K.K.
Nihon Dynal K.K. (60% ownership)
Mauritius
Invitrogen Mauritius Ltd.
New Zealand
Invitrogen New Zealand Limited
Singapore
Invitrogen Singapore Pte. Ltd.
Taiwan
Invitrogen Taiwan Limited
China
Dynal Biotech (Beijing) Ltd.
Shanghai Invitrogen Biotechnology Co., Ltd.
Invitrogen Trading (Shanghai) Co. Ltd.

Europe
Belgium
Dexter Europe S.A.
N.V. Invitrogen S.A.
Denmark
Invitrogen A/S
England
Dexter Holdings Unlimited
Dexter Specialty Materials Limited
Dexter UK Limited
DNA Research Innovations, Ltd.
Dynal Biotech Ltd.
France
Invitrogen S.A.R.L.
Germany
Genomed GmbH
Invitrogen GmbH
Italy
Invitrogen S.r.l.
Netherlands
Invitrogen B.V.
Life Technologies B.V.
Molecular Probes Europe B.V.

Norway
Invitrogen Dynal Holdings AS
Invitrogen Dynal AS
Invitrogen Norge AS
Scotland
Invitrogen Europe Limited
Invitrogen Europe Holdings Unlimited
Invitrogen Holdings Ltd
Invitrogen Limited
Spain
Invitrogen S.A.
Sweden
Invitrogen AB
Switzerland
Invitrogen AG

Americas
California
Keystone Laboratories, Inc.
Quantum Dot Corporation
Colorado
Gene Express, Inc. (5% ownership)
Connecticut
Invitrogen Corporation Foundation, Inc. *
Delaware
CellzDirect, Inc.
Invitrogen Federal Systems, Inc.
Invitrogen Finance Corporation
Invitrogen Foundation Inc. *
Invitrogen Holdings Inc.
Invitrogen IP Holdings, Inc. (formerly PV Licensing Corporation)
Protometrix, Inc.
Sentigen Holding Corp
Oregon
Molecular Probes, Inc.
Argentina
Invitrogen Argentina S.A.
Bermuda
Kettlebrook Insurance Company, Ltd. (67% ownership)
Brazil
Invitrogen Brasil Ltda.
Invitrogen Canada Inc.
Uruguay
Life Technologies Uruguay S.A.

*	These two entities are not technically subsidiaries, as they are both non-profit separate organizations.